Exhibit 99.1

Solera National Bancorp Reports First Quarter 2014 Financial Results: Net Loan Growth, Increased Interest Income, Improved Net Interest Margin and Strong Asset Quality
LAKEWOOD, Colo., April 29, 2014 -- Solera National Bancorp, Inc. (SLRK), the holding company for Solera National Bank, today reported financial results for the three months ended March 31, 2014. The Company’s results reflected net loan growth, improved interest income, and a re-focusing on its core commercial and residential lending and relationship businesses.
For the quarter ended March 31, 2014, the Company reported a net loss of $369,000 or $0.14 per share compared to net income of $181,000 or $0.07 per share for the three months ended March 31, 2013. On a consecutive quarter basis, the Company generated improved financial performance compared to a fourth quarter 2013 net loss of $638,000 or $0.25 per share.
John P. Carmichael, President and CEO, commented: “Recently, the Company took decisive action to right-size the business, trim expenses to improve productivity and efficiency, and renew focus on our core strengths in developing commercial loan and deposit relationships, and residential mortgage lending. Many of our initiatives were implemented during first quarter 2014, and the Company’s results have yet to demonstrate the full impact of these actions. However, our core results include year-over-year interest income expansion, driven by 28% growth in the Bank’s loan portfolio and a 62 basis point improvement in net interest margin to 3.37%.
“With loan demand modestly improving in the Denver area market, the primary driver of growth for Solera is winning market share from other financial institutions through our high-touch commercial client service model,” Carmichael explained. “By identifying the best opportunities for Solera’s capabilities, we have already made strides in this area. I am very enthusiastic about our progress in building the loan portfolio with the types of customers we want to attract. We are growing interest income and continue building core deposits, while maintaining the high levels of asset quality that have been a hallmark of Solera’s historical performance.”
Review of Operations
For the quarter ended March 31, 2014, the Company’s net loss reflected a 42% decline in gain on loans sold compared to the first quarter of 2013. The decline in mortgage refinancing activity was primarily driven by the increase in interest rates which caused refinancing activity to drop 75% from $19.9 million in refinancing loans funded in first quarter 2013 to $5.0 million in first quarter 2014. The volume of loans funded for home purchases was not immune to the rising interest rates but the 20% decline was not as drastic, dropping from $32.3 million in first quarter 2013 to $25.8 million in first quarter 2014.
Interest and fees on loans increased to $1.1 million in the first quarter of 2014 compared to $790,000 in the first quarter of 2013. Total interest income was $1.6 million for the quarter ended March 31, 2014 compared to $1.3 million for the quarter ended March 31, 2013. Total interest expense was $309,000 in the first quarter of 2014 compared to $296,000 in the first quarter of 2013. The Company’s net interest income increased 24% to $1.3 million for the quarter ended March 31, 2014 compared to $1.1 million for the quarter ended March 31, 2013. The Company had no provision for loan and lease losses in either quarter.
“Our ability to add loans and maintain the highest levels of asset quality supports our confidence that we are identifying quality lending opportunities and receiving competitive pricing on loans, which should translate favorably into increases in net interest margin,” noted Carmichael.
Solera's net interest margin continued to grow to 3.37% in first quarter 2014, up from 3.00% in fourth quarter 2013 and 2.75% in first quarter 2013. Carmichael added that the Company continues to opportunistically move assets from lower yielding investment securities to commercial and residential mortgage loans, which contributed to the net interest margin expansion. Also contributing to the increase in margin for the first quarter of 2014 was a loan prepayment penalty.

Total noninterest income in first quarter 2014 was $1.0 million compared with $1.7 million in first quarter 2013, primarily reflecting a sharp decline in gain on loans sold as the residential mortgage refinancing market slowed.
Total noninterest expense in first quarter 2014 was $2.7 million compared with $2.5 million in first quarter 2013. First quarter 2014 included non-recurring costs related to employee severance and legal fees associated with the Company’s contested proxy statement. Despite the $102,000 in severance costs incurred in the first quarter of 2014, employee compensation and benefits remained flat year-over-year primarily due to the staff reductions made in an effort to focus on a more efficient workforce, Carmichael noted.
“We have a highly skilled team and we feel the creation of clear staff priorities, with reinvigorated direction, will positively impact Solera’s business and shareholder value in the coming periods,” explained Carmichael.
Balance Sheet Review, Credit Quality and Shareholder Value
The Company demonstrated 28% year-over-year loan growth as net loans, after allowance for loan and lease losses, increased to $80.9 million compared to $63.3 million in first quarter 2013. Net loans increased 4% compared to $78.2 million at December 31, 2013, and the Bank’s loan loss allowance has remained essentially unchanged since March 31, 2013.
Carmichael noted that in addition to sharpening its core lending and relationship banking capabilities, the Company plans to add experienced commercial bankers in future quarters, and leverage its status as a preferred Small Business Administration (SBA) lender to develop SBA 7(a) and 504 lending opportunities.
Total deposits at March 31, 2014 were $132.0 million compared to $123.5 million at March 31, 2013. Noninterest-bearing demand deposits increased to $6.1 million at March 31, 2014 compared to $3.5 million at March 31, 2013, partially reflecting organic growth associated with relationship lending and partially due to the acquisition of deposits in 2013.
Solera's total assets were $168.1 million at March 31, 2014 compared to $169.2 million at March 31, 2013, reflecting a decrease in loans held for sale due to reduced residential mortgage activity and a quicker turn on loans sold to secondary market investors. The Company also decreased its holdings of investment securities to fund new loans originated. These declines were partially offset by an increase in net loans and bank-owned life insurance.
The Bank's asset and loan quality measurements continue to demonstrate soundness and stability. With no non-performing loans, the ratio of non-performing loans to gross loans was 0%, non-performing assets to total assets was 1% and the allowance for loan losses to gross loans was 1.37% at March 31, 2014.
In first quarter 2014, the Company continued to exceed accepted regulatory standards for a well capitalized institution, with a tier 1 leverage ratio of 9.7%, a tier 1 risk-based capital ratio of 14.3%, and a total risk-based capital ratio of 15.3%.
Tangible book value per share, excluding accumulated other comprehensive income, was $6.86 at March 31, 2014 compared to $7.48 at March 31, 2013 and $6.96 at December 31, 2013. Total stockholders' equity was $17.5 million at March 31, 2014 compared to $20.3 million at March 31, 2013, but up from $17.0 million at December 31, 2013. The year-over-year decline in total stockholders’ equity partially reflected a reduction in the fair value of the Bank's available-for-sale investment portfolio.
Carmichael concluded: “Following the reduction of fixed costs and the rationalization of our assets, we feel Solera has an efficient infrastructure positioned to drive profitable business growth in our key Colorado market centers, including the Metro Denver area, Boulder, Durango and Colorado Springs. We have a talented team to serve clients and win business, and the financial strength and resources to support loan growth. We are focused on the key actions that will drive profitable growth and increase shareholder value.”

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado with five additional loan production offices throughout the state. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.SoleraBank.com.
Cautions Concerning Forward-Looking Statements:
This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. ("Company") and its wholly-owned subsidiary, Solera National Bank ("Bank"), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company's Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability and the Company is currently facing a proxy contest at our 2014 annual meeting of shareholders. The outcome of this contest could have substantial impact on the strategic direction of the Company and the Company’s financial performance. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contact:    Solera National Bancorp, Inc.
John P. Carmichael, President & CEO
(303) 937-6422

FINANCIAL TABLES FOLLOW

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
($000s)	3/31/2014	12/31/2013	3/31/2013
ASSETS
Cash and due from banks	$1,054	$742	$1,234
Federal funds sold	—	1,600	—
Interest-bearing deposits with banks	257	257	257
Investment securities, available-for-sale	66,341	69,839	75,739
FHLB and Federal Reserve Bank stocks, at cost	2,091	2,346	1,865
Gross loans	81,963	79,240	64,240
Net deferred (fees)/expenses	89	46	137
Allowance for loan and lease losses	(1,126)	(1,116)	(1,074)
Net loans	80,926	78,170	63,303
Loans held for sale	8,266	7,951	19,539
Premises and equipment, net	845	888	1,006
Other real estate owned	1,746	1,746	1,776
Accrued interest receivable	674	705	711
Bank-owned life insurance	4,353	4,316	3,086
Other assets	1,585	1,117	727
TOTAL ASSETS	$168,138	$169,677	$169,243

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing demand deposits	$6,118	$6,362	$3,466
Interest-bearing demand deposits	10,535	10,559	7,275
Savings and money market deposits	52,593	51,185	54,066
Time deposits	62,784	64,738	58,675
Total deposits	132,030	132,844	123,482

Accrued interest payable	71	63	67
Short-term FHLB borrowings	8,683	9,808	16,074
Long-term FHLB borrowings	8,500	8,500	8,500
Accounts payable and other liabilities	1,305	1,487	850
TOTAL LIABILITIES	150,589	152,702	148,973

Common stock	27	26	26
Additional paid-in capital	26,736	26,558	26,254
Accumulated deficit	(8,384)	(8,015)	(7,178)
Accumulated other comprehensive (loss) income	(728)	(1,492)	1,168
Treasury stock, at cost, 14,208 shares	(102)	(102)	—
TOTAL STOCKHOLDERS' EQUITY	17,549	16,975	20,270
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$168,138	$169,677	$169,243

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
	Three Months Ended
($000s, except per share data)	3/31/2014	12/31/2013	3/31/2013
Interest and dividend income
Interest and fees on loans	$1,122	$970	$790
Interest on loans held for sale	53	75	94
Investment securities	416	473	446
Dividends on bank stocks	15	16	15
Other	2	3	1
Total interest income	1,608	1,537	1,346
Interest expense
Deposits	269	273	257
FHLB borrowings	40	41	39
Total interest expense	309	314	296
Net interest income	1,299	1,223	1,050
Provision for loan and lease losses	—	—	—
Net interest income after provision for loan and lease losses	1,299	1,223	1,050
Noninterest income
Customer service and other fees	27	32	19
Other income	37	65	19
Gain on loans sold	890	1,174	1,525
Gain on sale of available-for-sale securities	50	93	100
Total noninterest income	1,004	1,364	1,663
Noninterest expense
Employee compensation and benefits	1,683	1,917	1,673
Occupancy	250	256	256
Professional fees	236	109	134
Other general and administrative	503	943	469
Total noninterest expense	2,672	3,225	2,532
Net (loss) income	$(369)	$(638)	$181

Earnings (loss) per share	$(0.14)	$(0.25)	$0.07
Tangible book value per share	$6.86	$6.96	$7.48
Net interest margin	3.37%	3.00%	2.75%

Asset Quality:
Non-performing loans to gross loans	—%	—%	1.01%
Non-performing assets to total assets	1.04%	1.03%	1.43%
Allowance for loan losses to gross loans	1.37%	1.41%	1.67%
Allowance for loan losses to non-performing loans	NM*	NM*	164.98%
Other real estate owned	$1,746	$1,746	$1,776
* Not meaningful due to the insignificant amount of non-performing loans.

Selected Financial Ratios: (Solera National Bank only)
Tier 1 leverage ratio	9.7%	9.6%	10.5%
Tier 1 risk-based capital ratio	14.3%	14.4%	16.0%
Total risk-based capital ratio	15.3%	15.4%	17.1%